Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-203433
Product Prospectus Supplement to the Prospectus dated April 30, 2015 and the Prospectus Supplement dated April 30, 2015
Royal Bank of Canada Senior Global Medium-Term Notes, Series G Direct Investment Notes Linked to the EquityCompass Equity Risk Management Strategy
GENERAL TERMS

Royal Bank of Canada may offer and sell Direct Investment Notes (the “notes”) linked to the performance of the EquityCompass Equity Risk Management Strategy (the “Strategy”). The Strategy is a set of rules used to construct a hypothetical portfolio (the “Portfolio”) of different combinations of cash and long/short positions in the S&P 500® Total Return Index (the “Index”).  The Strategy allocates the Portfolio among its components by reference to a Recommended Equity Allocation (“REA”) Percentage that is updated on a monthly basis.  The REA Percentage represents the average of:

•
a calculation called the “Directional Earnings Model,” which is based upon the monthly changes in earnings-per-share estimates for the components of the Index, with increases in those estimates resulting in an increased percentage allocation of the Portfolio to a long position in the Index; and

•
a calculation called the “Technical Price Model,” which compares recent levels of the Dow Jones Industrial AverageSM (the “DJIASM”) to (a) its all-time highest level and (b) the lowest level of the DJIASM after that all-time high.

Unless otherwise set forth in the relevant pricing supplement, no interest payments will be made on the notes.  At maturity, the amount payable on each $1,000 in principal amount of the notes will be equal to the Final Value (as defined below) of the Portfolio.

The prospectus dated April 30, 2015, the prospectus supplement dated April 30, 2015 and this product prospectus supplement describe terms that will apply generally to the notes, including any notes you purchase.  A separate pricing supplement will describe the terms that apply specifically to your notes, including any changes to the terms specified below.  If the terms described in the relevant pricing supplement are inconsistent with those described in this document or in the accompanying prospectus supplement or prospectus, the terms described in the relevant pricing supplement will control.

Investors must be willing to forego interest payments on the notes and be willing to accept a return that may be negative, in which case you will receive at maturity less, and possibly significantly less than your principal. Investors must also be willing to have their notes automatically called if the value of the Portfolio is less than or equal to 50% of the Initial Investment (as defined below) at any time after the issue date and prior to the valuation date (as defined below).

THE NOTES DO NOT GUARANTEE ANY RETURN OF PRINCIPAL AT MATURITY. YOUR INVESTMENT IN THE NOTES HAS RISKS, AS DESCRIBED IN MORE DETAIL BELOW

The notes will not be listed on any securities exchange.

Your investment in the notes involves certain risks.  See “Risk Factors” beginning on page PS-3 to read about investment risks relating to the notes.  The principal of the notes is not protected and you could lose a substantial portion of the principal amount.

The price at which you purchase the notes includes hedging costs and profits that Royal Bank of Canada or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the notes.  As a result, you will experience an immediate and substantial decline in the value of your notes on the issue date.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this product prospectus supplement or the accompanying prospectus and prospectus supplement.  Any representation to the contrary is a criminal offense. The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

We may use this product prospectus supplement in the initial sale of a note.  In addition, RBC Capital Markets, LLC or one of our other affiliates may use this product prospectus supplement in a market-making transaction in a note after its initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this product prospectus supplement is being used in a market-making transaction.

RBC Capital Markets, LLC
Product Prospectus Supplement dated May 5, 2015

TABLE OF CONTENTS

Product Prospectus Supplement

Summary	PS-2
Risk Factors	PS-3
General Terms of the Notes	PS-11
Hypothetical Returns on Your Notes	PS-17
Use of Proceeds and Hedging	PS-18
The EquityCompass Equity Risk Management Strategy	PS-19
The Value of the Portfolio	PS-25
The S&P 500® Total Return Index	PS-31
The Dow Jones Industrial AverageSM	PS-34
Supplemental Discussion of Canadian Tax Consequences	PS-35
Supplemental Discussion of U.S. Federal Income Tax Consequences	PS-36
Employee Retirement Income Security Act	PS-40
Supplemental Plan of Distribution	PS-41

Prospectus Supplement dated April 30, 2015

About This Prospectus Supplement	i
Risk Factors	S-1
Use of Proceeds	S-7
Description of the Notes We May Offer	S-7
Certain Income Tax Consequences	S-27
Supplemental Plan of Distribution	S-28
Documents Filed as Part of the Registration Statement	S-30

Prospectus dated April 30, 2015

Documents Incorporated by Reference	i
Where You Can Find More Information	ii
Further Information	ii
About This Prospectus	ii
Risk Factors	1
Royal Bank of Canada	1
Presentation of Financial Information	1
Caution Regarding Forward-Looking Statements	2
Use of Proceeds	3
Consolidated Ratios of Earnings to Fixed Charges	3
Consolidated Capitalization and Indebtedness	3
Description of Debt Securities	4
Tax Consequences	23
Plan of Distribution	37
Benefit Plan Investor Considerations	40
Limitations on Enforcement of U.S. Laws Against the Bank, Our Management and Others	41
Validity of Securities	41
Experts	41
Other Expenses of Issuance and Distribution	42

In this product prospectus supplement, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 30, 2015, as supplemented by the accompanying prospectus supplement, dated April 30, 2015, of Royal Bank of Canada.  References to the “relevant pricing supplement” mean the pricing supplement that describes the specific terms of your notes.

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this product prospectus supplement, the prospectus supplement and the prospectus, as well as the relevant pricing supplement.

Issuer:	Royal Bank of Canada (“Royal Bank”).

Underwriter:	RBC Capital Markets, LLC.

Issue:	Senior Global Medium-Term Notes, Series G.

Interest Rate (coupon):	Unless specified in the relevant pricing supplement, we will not pay you interest during the term of the notes.

Initial Investment:	A hypothetical initial investment in the Portfolio as of the pricing date of your notes. The Initial Investment will equal the product of (a) $1,000 and (b) the Participation Rate.

Participation Rate:	As specified in the relevant pricing supplement.

Payment at Maturity:
Unless the relevant pricing supplement specifies otherwise, for each $1,000 principal amount of your notes, you will receive at maturity a cash payment equal to the value of the Portfolio on the applicable valuation date or Early Valuation Date (as defined below), as applicable, after giving effect to the Adjustment Amounts described in “The Value of the Portfolio—Adjustment Amounts” (the “Final Value”). This amount will not be less than zero.

Adjustment Amounts:
On the pricing date, each time that the Portfolio is reallocated on a Portfolio Calculation Day (as defined below) and on the valuation date or the Early Valuation Date, as applicable, the calculation agent will calculate an “Adjustment Amount”.  The Adjustment Amount will reduce the value of the Portfolio.  We describe how the Adjustment Amount will be calculated and its impact on the value of the Portfolio in the section below, “The Value of the Portfolio—Adjustment Amounts”.

Adjustment Rate:	As specified in the relevant pricing supplement.

Composition of the Portfolio:
The hypothetical Portfolio to which your notes will be linked will consist at any time of a combination of (a) cash and/or (b) a long position or a short position in the Index (each, a “Portfolio Component”).  The Portfolio will be reallocated on a monthly basis as of each Portfolio Calculation Day, based upon the Recommended Equity Allocation (“REA”) Percentage produced by the Strategy each month.  See the sections “The EquityCompass Equity Risk Management Strategy” and “The Value of the Portfolio” for additional information regarding the Strategy and the composition of the Portfolio.

Automatic Call:
If, on any trading day before the valuation date, the calculation agent determines that the value of the Portfolio is less than or equal to 50% of the Initial Investment (the “Call Trigger Date”), then we will automatically call the notes on the fourth business day following that day (the “Call Date”).  To determine the amount payable on the notes on the Call Date, the value of the Portfolio will be calculated on the first trading day following the Call Trigger Date (the “Early Valuation Date”).

Minimum Investment:	$1,000 (except for certain non-U.S. investors for whom the minimum investment will be higher).

Denomination:	Unless otherwise specified in the relevant pricing supplement, the notes will be issued in denominations of $1,000 and integral multiples in excess of $1,000.

Valuation Date:
Unless otherwise specified in the relevant pricing supplement, the valuation date will be the third trading day prior to the maturity date, subject to extension for up to five business days if a market disruption event occurs.

Maturity Date:	As specified in the relevant pricing supplement.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities — Ownership and Book-Entry Issuance” in the accompanying prospectus).

No Non-U.S. Distribution:
The notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriter will not make offers of the notes to any such investor.

Listing:	The notes will not be listed on any securities exchange or quotation system.

Calculation agent:	RBC Capital Markets, LLC.

RISK FACTORS

An investment in your notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the prospectus and the prospectus supplement.  Your notes are not secured debt and are riskier than ordinary unsecured debt securities.  Also, investing in your notes is not equivalent to investing directly in the Index or the Portfolio.  You should carefully consider whether the notes are suited to your particular circumstances.  This product prospectus supplement should be read together with the prospectus, the prospectus supplement and the relevant pricing supplement.  The information in the prospectus and prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this product prospectus supplement and the relevant pricing supplement.  This section describes the most significant risks relating to the terms of the notes.  We urge you to read the following information about these risks, together with the other information in this product prospectus supplement and the prospectus, the prospectus supplement and the relevant pricing supplement, before investing in the notes.

General Risks Relating to the Notes

Your Investment in the Notes May Result in a Loss.

The notes do not guarantee any return of principal. We will not repay you a fixed amount of principal on the notes at maturity.  The return on your notes at maturity will depend on the Final Value of the Portfolio on the valuation date or Early Valuation Date, as applicable.  If the Final Value of the Portfolio is less than $1,000, you will receive less, and possibly significantly less, than the principal amount of your notes.

The amount deemed invested in the Portfolio that is applicable to each $1,000 investment in the notes will be the Initial Investment, which is the product of $1,000 and the Participation Rate.  As a result, less than the entire principal amount of the notes will be deemed to be applied to the Portfolio.  This deduction represents the upfront fees earned by RBC or its affiliates, and selling concessions allowed to other dealers.  As a result, the return on the notes will be less than if the entire principal amount of the notes were deemed to be applied to the Portfolio.  In order for you to receive at least the principal amount of your notes, the Final Value must exceed the Initial Investment by a percentage that is at least equal to the difference between 100% and the Participation Rate.  For example, if the Participation Rate for your notes is 98.00%, the value of the Portfolio must increase by at least 2.00% from the Initial Investment to the Final Value to avoid a loss of principal.

An Automatic Call Will Result in a Loss of Your Principal.

If the value of the Portfolio at the close of any trading day is less than or equal to 50% of the Initial Investment, an Automatic Call will occur and your notes will be automatically redeemed on the Call Date. The amount that we will pay on the Call Date will be based upon the value of the Portfolio calculated as of the Early Valuation Date.  Because one full trading day will elapse between the occurrence of the Automatic Call event and the determination of the amount payable to you on the Call Date, the loss that you experience may be greater than the decrease in the value of the Portfolio that triggered the Automatic Call.  If an Automatic Call occurs, your notes will be automatically redeemed for an amount of cash that is likely to be substantially less than their principal amount, and could be zero.

The Return on the Notes May Be Less than the Yield on a Conventional Debt Security of Comparable Maturity.

Unless otherwise set forth in the applicable term sheet, there will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  Even if the value of the Portfolio increases after the pricing date, any yield that you receive on the notes may be less than the return you would earn if you purchased a conventional debt security with the same maturity date.  As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors that affect the time value of money.

The Value of the Portfolio Will Decrease if the REA Percentage Does Not Properly Reflect the Percentage Increase or Decrease of the Level of the Index After the Applicable Portfolio Calculation Day.

The Portfolio will be allocated among the Portfolio Components based upon the REA Percentage as of the applicable Portfolio Calculation Day.  The REA Percentage is designed to reflect the likely increases or decreases in the level of the Index during the following month.  Depending upon the applicable REA Percentage, in some periods, when the REA Percentage is greater than 50%, the Portfolio will include a long position in the Index.  In contrast, in other periods, when the REA Percentage is less than 50%, the Portfolio will include a short position in the Index.  If the level of the Index decreases during any period in which the Portfolio consists entirely or principally of a long position in the Index, or if the level of the Index increases during any period in which the Portfolio consists entirely or principally of a short position in the Index, the value of the Portfolio will decrease.  These decreases may be substantial, particularly as the percentage of the Portfolio represented by a long or short position in the Index, as applicable, increases based upon the REA Percentage.  There can be no assurance that any increases in the value of the Portfolio during some periods during the term of the notes will offset any decreases during the periods in which the value of the Portfolio decreases.

In addition, to the extent that the Portfolio is allocated to cash, the Portfolio will not benefit from any increases or decreases in the level of the Index that exceeds the amount of interest deemed to accrue on the cash held by the Portfolio.  In contrast, if you made a direct investment in the securities represented by the Index prior to any period in which the level of the Index increased, or sold these securities short prior to any period in which the level of the Index declined, your returns could be greater than the portion of the Portfolio allocated to cash.

The Value of the Portfolio Will Depend upon the Success of the Strategy.

The value of the Portfolio is based on the Strategy, which seeks to offer exposure to U.S. large-cap stocks, while reducing the downside risk of such an investment.  However, the factors that the Strategy uses to determine the REA Percentage on each Portfolio Calculation Day, as described in the section “The EquityCompass Equity Risk Management Strategy”, may not be accurate predictors of the performance of the level of the Index, in which case the value of the Portfolio may decrease.

Your Return on the Notes Is Not Expected to Correspond with Increases and Decreases in the Level of the Index.

The Portfolio will be allocated among the Portfolio Components based upon the applicable REA Percentage, as described below.  Accordingly, as compared to a direct investment in the Index, to the extent that the Portfolio includes a short position in the Index, the Index will outperform the Portfolio in periods in which the level of the Index increases.  Conversely, to the extent that the Portfolio includes a long position in the Index, a short position in the Index will outperform the Portfolio in periods in which the value of the level of the Index decreases.  Accordingly, the notes are not an appropriate investment for you, among other things, if you expect the level of the Index to consistently increase or decrease during the term of the notes.  The return on the notes will reflect the hedging strategy described in this product prospectus supplement, and you should not invest in the notes unless you are familiar with, and willing to accept the risks of, such a strategy.

The Value of the Portfolio Will Be Reduced Based Upon the Applicable Adjustment Amount.

On the pricing date, each Portfolio Calculation Day on which the Portfolio is reallocated and the valuation date or the Early Valuation Date, as applicable, the calculation agent will determine the applicable Adjustment Amount.  The Adjustment Amount will be deducted from the value of the Portfolio.  The manner in which each Adjustment Amount will be determined, and the manner by which it will reduce the value of the Portfolio, are each is described in the section “The Value of the Portfolio—Adjustment Amounts”.

The Adjustment Amount and the reduction of the value of the Portfolio determined on the pricing date and the valuation date (or the Early Valuation Date, if applicable) will increase to the extent that the initial allocation or the final allocation of the Portfolio (as applicable) is not allocated to cash.  During the term of the notes, the reduction of the value of the Portfolio will increase to the extent that the REA Percentage changes as of a greater number of the monthly Portfolio Calculation Days.  In addition, the larger the absolute value difference is between the value of the long or short position in the Index represented by the Portfolio prior to a Portfolio Calculation Day and the value after that Portfolio Calculation Day, the larger the applicable Adjustment Amount will be.  Over the term of your notes, these reductions could represent a substantial portion of the value of the Portfolio, particularly, for example, as to each Portfolio Calculation Day on which the Portfolio Components are reallocated from a 100% long position in the Index to a 100% short position in the Index or a 100% short position in the Index to a 100% long position in the Index; a reallocation of this kind would generally result in the maximum possible reduction in the value of the Portfolio.

You should carefully review the information in the section “The Value of the Portfolio—Adjustment Amounts” in order to understand the calculation of the Adjustment Amount and its impact upon your returns on the notes.

An Investment Based upon the Portfolio is Not Actively Managed.

The Strategy is governed by the pre-determined rules described in this product prospectus supplement. There will be no active management of the Portfolio to enhance returns beyond those embedded in the Strategy.  In contrast, an actively managed investment may potentially respond more directly and appropriately to immediate market, political, financial or other factors than the Strategy.  This may result in the notes having a return which is less than that of an investment based on, or linked to, assets that are actively managed.

The Sponsor Relies on Information Over Which It Has No Control.

As described in the section “The EquityCompass Equity Risk Management Strategy”, to determine the REA Percentage on each Portfolio Calculation Day, the Sponsor relies on information from several third party independent and public sources. The Sponsor does not independently verify the information extracted from these sources, which may be inaccurate or subject to later correction or restatement. The Sponsor takes no responsibility for the impact of any inaccuracy of such data on the applicable REA Percentage, the value of the Portfolio, or the return on the notes.

There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market, if any, May Result in Significant Losses.

There may be little or no secondary market for the notes.  The notes will not be listed on any securities exchange.  RBC Capital Markets, LLC and other affiliates of Royal Bank currently intend to make a market for the notes; however they are not required to do so.  RBC Capital Markets, LLC or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

If you sell your notes before maturity, you may have to do so at a substantial discount from the issue price and as a result, you may suffer substantial losses.

The Market Value of the Notes May Be Influenced by Many Unpredictable Factors.

The performance of the Portfolio is unpredictable and volatile, and the market value of the notes may fluctuate between the pricing date and the valuation date.  In addition, the following factors, which are beyond our control, may influence the market value of your notes:

•	the volatility (i.e., the frequency and magnitude of changes) of the Portfolio and the Index;

•	the dividend rate on the stocks included in the Index;

•
economic, financial, political, military, regulatory, legal and other events that affect the securities markets generally and the U.S. markets in particular, and which may affect the level of the portfolio;

•	interest and yield rates in the market; and

•	the time remaining to maturity of the notes.

These factors may influence the market value of your notes if you sell your notes before maturity.  Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of your notes.  If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.

The Historical Performance of the Portfolio and the Index Is Not an Indication of their Future Performance.

The historical performance of the Portfolio and the Index should not be taken as an indication of their likely performance during the term of the notes.  It is impossible to predict whether the value of the Portfolio or the level of the Index will rise or fall, and past trends with regard to activity are not necessarily indicative of what may occur in the future.

You Must Independently Evaluate the Merits of an Investment in the Notes.

You should evaluate the financial, legal and tax risks associated with an investment in the notes on your own.  You should not rely on the views of Royal Bank or its affiliates in any respect.

Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.

The notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of the amounts due on the notes is dependent upon Royal Bank’s ability to repay its obligations on the date of the required payment.  This will be the case even if the value of the Portfolio increases after the pricing date.  No assurance can be given as to what our financial condition will be at any time during the term of the notes.

The Value of the Portfolio Will Not Be Affected by All Developments Relating to the Portfolio.

Changes in the value of the Portfolio during the term of the notes before the applicable valuation date will not necessarily be reflected in the calculation of the amount payable on the notes. The payment at maturity for each $1,000 in principal amount of the notes will equal the Final Value of the Portfolio. No other values of the Portfolio will be taken into account. As a result, you may receive a payment on the notes that is less than the principal amount, even if the value of the Portfolio has increased at certain times after the pricing date before decreasing to a value below $1,000 on the applicable valuation date.

The Notes Are Not Insured by Any Third Parties.

The notes are solely the obligation of Royal Bank.  An investment in the notes does not constitute a deposit, and neither the notes nor your investment in the notes are insured by the Canada Deposit Insurance Corporation, the Federal Deposit Insurance Corporation or any other private or governmental agency or instrumentality.

The Notes Are General, Unsecured Obligations of Royal Bank.

The notes are unconditional, unsecured and unsubordinated obligations of Royal Bank, ranking pari passu, without any preference among themselves, with all of our other outstanding unsecured and unsubordinated obligations, present and future.  Consequently, in the event of our bankruptcy, insolvency or liquidation, any of our assets will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

Hedging Activities May Affect the Value of the Notes.

Hedging activities related to the notes by one or more of our affiliates will likely involve trading activities relating to the Index or its component stocks or in other instruments, such as options, swaps or futures.  This hedging activity could affect the market value of the notes.  It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines.  Profit or loss from this hedging activity could affect the price at which RBC Capital Markets, LLC may be willing to purchase the notes in the secondary market.

The Inclusion in the Purchase Price of the Notes of a Selling Concession and of Royal Bank’s Cost of Hedging Its Market Risk under the Notes is Likely to Adversely Affect the Value of the Notes Prior to Maturity.

The price at which you purchase the notes includes a selling concession (including a broker’s commission), as well as the costs that we (or one of our affiliates) expect to incur in the hedging of our market risk under the notes.  The hedging costs include the expected cost of undertaking this hedge, as well as the profit that we (or our affiliates) expect to realize in consideration for assuming the risks inherent in providing the hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your notes prior to maturity will likely be less than your original purchase price.

The Business Activities of Royal Bank or Its Affiliates May Create Conflicts of Interest.

We and our affiliates expect to engage in trading activities related to the components of the Index and the DJIASM that are not for the account of holders of the notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the level of the Index or the DJIASM or the value of the Portfolio, could be adverse to the interests of the holders of the notes.  We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the equity securities included in the Index or in the DJIASM, including making loans to or providing advisory services to those companies.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the notes.  Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Index, the DJIASM and their component stocks.  This research is modified from time to time without notice and we or our affiliates may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.  Any of these activities by us or one or more of our affiliates may affect the level of the Index or the DJIASM, or the value of the Portfolio and, therefore, the market value of the notes.

The Calculation Agent Can Postpone the Calculation of the Value and/or the Reallocation of the Portfolio if a Market Disruption Event Occurs on a Portfolio Calculation Day or on the Valuation Date or the Early Valuation Date.

The determination of the value of the Portfolio, and its reallocation on any Portfolio Calculation Day, may be postponed if the calculation agent determines that a market disruption event (as described below) has occurred or is continuing on a Portfolio Calculation Day, valuation date or Early Valuation Date, as applicable.  If such a postponement occurs, then in order to effect the valuation of the Portfolio and any required reallocation, the calculation agent will use the closing level of the Index on the first business day on which no market disruption event occurs or is continuing.  In no event, however, will the Portfolio Calculation Day, valuation date or Early Valuation Date, as applicable, be postponed by more than five business days.  As a result of a postponement of a Portfolio Calculation Day, valuation date or Early Valuation Date, as applicable, the reallocation of the Portfolio, the maturity date or the Call Date, as applicable, for the notes could also be postponed, although not by more than five business days.

If the determination of the level of the Index is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the level of the Index will be determined by the calculation agent.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the level of the Index that would have prevailed in the absence of the market disruption event.

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The calculation agent will, among other things, determine the amount of your payment at maturity on the notes or upon an Automatic Call and the applicable Adjustment Amounts.  Our wholly-owned subsidiary, RBC Capital Markets, LLC, will serve as the calculation agent. We may change the calculation agent after the issue date of any of the notes without notice to you.  The calculation agent will exercise its judgment when performing its functions.  For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred.  This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions.  Since this determination by the calculation agent will affect the payment on the notes, the calculation agent may have a conflict of interest if it needs to make a determination of this kind.

The Sponsor’s Use of Its Discretion to Make Certain Judgments in Connection with the REA Percentage May Create Conflicts of Interest and May Affect the Value and Amount Payable at Maturity of the Notes.

EquityCompass Strategies is the Sponsor.  The Sponsor is responsible for the determination of each month’s REA Percentage and for calculating the allocation of the Portfolio among the Portfolio Components.  The Sponsor has the discretion in certain circumstances to make certain judgments and take actions in connection with determining the REA Percentage.  For example, the Sponsor may have to determine whether a market disruption event affecting the S&P 500 Index or the DJIA has occurred or may have to use methodology it deems appropriate to calculate the REA Percentage if data relating to the S&P 500® Index or DJIASM is unavailable.  Any of these judgments or actions may adversely affect the value of the notes.  See “The EquityCompass Equity Risk Management Strategy—Unavailability of Data”.  The role played by the Sponsor and the exercise of the kinds of discretion described in this product prospectus supplement could present it with significant conflicts of interest in light of the fact that its affiliate, Stifel, Nicolaus & Company, Incorporated, is expected to be a selling group member for the notes.

Significant Aspects of the Tax Treatment of an Investment in the Notes May Be Uncertain.

The tax treatment of an investment in the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from the Canada Revenue Agency regarding the tax treatment of an investment in the notes, and the Internal Revenue Service, the Canada Revenue Agency or a court may not agree with the tax treatment described in this product prospectus supplement.

The Internal Revenue Service has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the notes should be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the sections entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” and “Supplemental Discussion of Canadian Tax Consequences” in this product prospectus supplement, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

For a more complete discussion of the Canadian federal income tax consequences of investing in the notes, please see “Tax Consequences – Canadian Taxation” in the accompanying prospectus.  If you are not a Non-resident Holder (as that term is defined in “Tax Consequences – Canadian Taxation” in the accompanying prospectus) or if you acquire the notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.

Non-U.S. Investors May Be Subject to Additional Risks.

The notes will be denominated in U.S. dollars.  If you are a non-U.S. investor who purchases the notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or returns of your investment.

This product prospectus supplement contains a general description of certain U.S. tax considerations relating to the notes.  The notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriter will not make offers of the notes to any such investor.  In the event you are a non-U.S. investor and subsequently acquire the notes, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the notes and receiving payments of principal or other amounts under the notes.

This product prospectus supplement also contains a general description of certain Canadian tax considerations relating to the notes.  If you are not a Non-resident Holder (as that term is defined in “Tax Consequences—Canadian Taxation” in the accompanying prospectus) or if you acquire the notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.

Certain Considerations for Insurance Companies and Employee Benefit Plans.

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes.  For additional information, please see the discussion under “Employee Retirement Income Security Act” below.

Risks Relating to the Performance of the Index and the DJIASM

Changes in the Levels of the Index and the DJIASM Will Affect the Value of the Portfolio, the REA Percentage and the Amount Payable on Your Notes at Maturity.

Changes in the level of the Index will increase or decrease the value of the Portfolio Components consisting of a long or short position in the Index.  While the level of the DJIASM will not necessarily have as direct an impact on the value of the notes at any time, changes in the level of the DJIASM will impact the REA Percentage determined each month, because the level of the DJIASM will affect the Technical Price Model that is used to determine the applicable REA Percentage.  As a result, changes in the level of each of the Index and the DJIASM will impact the amounts payable on the notes, and their market value.  We cannot provide any assurance that changes in the levels of these indices will not adversely impact the value of the notes.

You Do Not Own the Shares of the Companies Included in the Index and Will Have No Ownership Rights in Such Securities.

Investing in the notes is not the same as a direct investment in the Index or its component stocks.  As a noteholder, you have no ownership rights in these securities, and consequently, you will have no voting rights, rights to receive dividends or other distributions, or any other rights incident to equity ownership of these securities.

Royal Bank and Its Affiliates Are Not Affiliated with the Companies Comprising the Index or the DJIASM, and Have No Control Over Any Such Entities.

Unless otherwise specified in the relevant pricing supplement, we are not affiliated with any of the companies comprising the Index or the DJIASM.  As a result, we have no control over such parties.  Any such entity may take actions with respect to its securities that may adversely affect the market value of the notes, and the amounts payable at maturity or upon an Automatic Call.

The Index Sponsors May Adjust the Index or the DJIASM in a Way that Affects the Value of the Notes, and Have No Obligation to Consider Your Interests.

Standard & Poor’s and Dow Jones can add, delete, or substitute the components included in the Index or the DJIASM, or make other methodological changes that could change their levels.  Additionally, Standard & Poor’s and Dow Jones may alter, discontinue or suspend calculation or dissemination of the Index or the DJIASM.  Any of these actions could adversely affect the value of your notes.

The Equity Markets Are Volatile.

The Index, the DJIASM and equity securities generally are susceptible to general market fluctuations and increases and decreases in value based on many unpredictable factors including: market confidence, the perception of the equity market generally and the perceptions of one or more specific issuer or issuers of securities.  These perceptions themselves are based on unpredictable factors, including past performance, expectations with regard to domestic, economic, monetary and regulatory policies, inflation and interest rates, economic expansion or contraction and domestic and international political, economic, financial and social policies.

GENERAL TERMS OF THE NOTES

Please note that in this section entitled “General Terms of the Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary.  Owners of beneficial interests in the notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the prospectus supplement and “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus.

In addition to the terms described in the “Summary” section above and in the relevant pricing supplement, the following general terms will apply to the notes, including your notes:

Specified Currency

Unless otherwise specified in the relevant pricing supplement, any payments on the notes will be made in U.S. dollars (“$”).

Form and Denomination

The notes will be issued only in global form through DTC.  Unless otherwise specified in the relevant pricing supplement, the notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Minimum Investments

Unless otherwise specified in the relevant pricing supplement, the minimum investment in the notes will be $1,000 (except for certain non-U.S. investors, for whom the minimum investment may be higher).

No Listing

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system.

Interest

Unless specified in the relevant pricing supplement, we will not pay you interest during the term of the notes.

Defeasance, Default Amount, Other Terms

Neither full defeasance nor covenant defeasance will apply to your notes. The following will apply to your notes:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “—Default Amount on Acceleration” below;

•	a business day for your notes will have the meaning described under “—Special Calculation Provisions” below; and

•	a trading day for your notes will have the meaning described under “—Special Calculation Provisions” below.

Please note that the information about the issuance, original issue date, issue price discounts or commissions and net proceeds to Royal Bank in the relevant pricing supplement relates only to the initial issuance and sale of your notes.  If you have purchased your notes in a market-making transaction after the initial issuance and sale, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

Payment at Maturity

At maturity, subject to our credit risk as issuer of the notes, you will receive a cash payment that is based on the value of the Portfolio on the valuation date, after giving effect to the Adjustment Amounts described in the section “The Value of the Portfolio—Adjustment Amounts” (the “Final Value”).

For each $1,000 principal amount of your notes, the payment at maturity will be equal to the Final Value of the Portfolio.  For additional information as to how the value of the Portfolio is determined on the valuation date or on any other trading day, including the deduction of any Adjustment Amount, please see the section below, “The Value of the Portfolio”.

Maturity Date

The maturity date will be the date specified in the relevant pricing supplement, unless that date is not a business day, in which case the maturity date will be the next following business day, and no additional interest will accrue on the notes.  The calculation agent may postpone the valuation date — and therefore the maturity date — if a market disruption event occurs or is continuing on a day that would otherwise be the valuation date.  If the valuation date is postponed by the calculation agent by one or more days, then the maturity date will be postponed by the same number of days.  We describe market disruption events below.

Valuation Date

The valuation date will be the date specified in the relevant pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing on that day.  In that event, the valuation date will be the first trading day following the scheduled valuation date on which the calculation agent determines that a market disruption event does not occur and is not continuing.  However, in no event, will the valuation date be postponed by more than five business days.

Automatic Call

If, on any trading day prior to the valuation date, the calculation agent determines that the value of the Portfolio is less than or equal to 50% of the Initial Investment (the “Call Trigger Date”), then we will automatically redeem the notes on the fourth business day following that day (the “Call Date”).  For purposes of determining the amount payable on the Call Date, the value of the Portfolio will be calculated on the first trading day following the Call Trigger Date (the “Early Valuation Date”).

The Call Date will be the fourth business day following the Call Trigger Date, unless that date is not a business day, in which case the Call Date will be the next following business day.  However, if the third business day before the Call Date is not the Early Valuation Date described above, then the Call Date will be the third business day following the Early Valuation Date.

The calculation agent may postpone the Early Valuation Date — and therefore the Call Date — if a market disruption event occurs or is continuing on a day that would otherwise be the Early Valuation Date.  In that event, the Early Valuation Date will be the first trading day following that day on which the calculation agent determines that a market disruption event does not occur and is not continuing.  However, in no event will the Early Valuation Date be postponed by more than five business days.  See “—Market Disruption Events” below.

Unavailability of the Level of the Index on a Valuation Date

If Standard & Poor’s discontinues publication of the Index and Standard & Poor’s or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such successor or substitute index being referred to herein as a “successor index”), then any subsequent index closing value will be determined by reference to the published value of such successor index at the regular weekday close of trading on the trading day that any index closing value is to be determined.

Upon any selection by the calculation agent of a successor index, the calculation agent will provide written notice to the trustee, and the trustee will furnish written notice to each noteholder, or in the case of global notes, to the depositary, as holder of the global notes.

If a successor index is selected by the calculation agent, the successor index will be used as a substitute for the Index for all purposes, including for purposes of determining whether a market disruption event exists.

If Standard & Poor’s discontinues publication of the Index prior to, and such discontinuance is continuing on, a Portfolio Calculation Day, a valuation date or an Early Valuation Date, as applicable, and the calculation agent determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the level of the Index on the relevant date in accordance with the formula for and method of calculating the Index last in effect prior to such discontinuance, without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such date of each security most recently comprising the Index.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Index adversely affect the value of your notes.

If at any time the method of calculating the level of the Index or a successor index is changed in a material respect, or if the Index is in any other way modified so that the Index does not, in the opinion of the calculation agent, fairly represent the value of the Index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on the date that the closing level of the Index is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of a stock index comparable to the Index as if such changes or modifications had not been made.  Accordingly, if the method of calculating the Index is modified so that the value of the Index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the Index), then the calculation agent will adjust the Index in order to arrive at a value of the Index as if it had not been modified (e.g., as if such split had not occurred).

Market Disruption Events

As described above, the determination of the value of the Portfolio on any Portfolio Calculation Day, valuation date or Early Valuation Date, as applicable, may be postponed if the calculation agent determines that, on the applicable date, a market disruption event has occurred or is continuing, and the closing level of the Index is needed in order to determine the value of the Portfolio.  If such a postponement occurs, the calculation agent will use the closing level of the Index on the first trading day after that Portfolio Calculation Day, valuation date or Early Valuation Date, as applicable, on which no market disruption event occurs or is continuing to determine the value of the Portfolio.  In no event, however, will any Portfolio Calculation Day, valuation date or Early Valuation Date, as applicable, be postponed by more than five business days.

If the determination of the value of the Portfolio is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the calculation agent will determine the value of the Portfolio.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing level of the Index that would have prevailed in the absence of the market disruption event and calculate the value of the Portfolio.

A market disruption event means any event, circumstance or cause which Royal Bank determines, and the calculation agent confirms, has or will have a material adverse effect on the ability of Royal Bank to perform its obligations under the notes or to hedge its position in respect of its obligations to make payment of amounts owing thereunder, and more specifically includes the following events to the extent that they have such effect:

•	a suspension, absence or limitation of trading in the securities constituting 20% or more, by weight, of the Index;

•	a suspension, absence or limitation of trading in futures or options contracts relating to the Index on their respective markets;

•
any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, index components constituting 20% or more, by weight, of the Index, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to the Index on their respective markets;

•
the closure on any day of the primary market for futures or options contracts relating to the Index or index components constituting 20% or more, by weight, of the Index on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•
any scheduled trading day on which (i) the primary markets for index components constituting 20% or more, by weight, of the Index or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on the Index are traded, fails to open for trading during its regular trading session; or

•
any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this product prospectus supplement.

Payment of Additional Amounts

We will pay any amounts to be paid by us on the notes without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the notes, we will pay such Additional Amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a note or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of a beneficial owner or Payment Recipient:

(i)	with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)
who is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the notes, the holding of notes or the receipt of payments thereunder;

(iii)
who is, or who does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares)

(iv)
who presents such note for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a note for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any note means:

a.	the due date for payment thereof, or

b.
if the full amount of the monies payable on such date has not been received by the Trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the notes in accordance with the Indenture;

(v)
who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or

(vi)
who is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the notes at maturity.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of notes (other than an excluded holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the notes, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Supplemental Discussion of Canadian Tax Consequences”.

Default Amount on Acceleration

Unless otherwise specified in the relevant pricing supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable on the notes upon any acceleration of the notes will be determined by the calculation agent and will be an amount in cash equal to the amount payable as described under the caption “— Payment at Maturity,” calculated as if the date of acceleration were the only valuation date.

If the maturity of the notes is accelerated because of an event of default, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary, of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Manner of Payment and Delivery

Any payment on the notes at maturity or upon an Automatic Call will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the notes are surrendered to the trustee at that office.  We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. No interest shall accrue on the notes as a result of that delay.  The term business day may have a different meaning than it does for other Series G medium-term notes.  We discuss this term under “—Special Calculation Provisions—Business Day” below.

Role of Calculation Agent

 The calculation agent will make all determinations regarding the modified business days, market disruption events, Adjustment Events, Adjustment Amounts and their impact on the value of the Portfolio, the default amount and the amount payable on your notes.  The calculation agent will determine the value of the Portfolio on each Portfolio Calculation Day and on the valuation date or the Early Valuation Date, as applicable, including, but not limited to, the value of each Portfolio Component, and the amount of interest that is deemed to have accrued on the cash portion of the Portfolio.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

Our subsidiary, RBC Capital Markets, LLC, is currently serving as the calculation agent for the notes.  We may change the calculation agent for your notes at any time without notice and the calculation agent may resign as calculation agent at any time upon 60 days’ written notice to Royal Bank.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day of the kind described in the accompanying prospectus supplement, unless otherwise specified in the relevant pricing supplement.  If the relevant pricing supplement specifies a different meaning for the term business day, we will use that modified definition in determining each interest payment date, if applicable, as well as the maturity date or Call Date, if applicable, for your notes, all as described in this product prospectus supplement.

Trading Day

When we refer to a trading day with respect to your notes, we mean a day on which the principal trading market for the Index is open for trading, unless otherwise specified in the relevant pricing supplement.

Closing Level

The closing level of the Index on any trading day will be determined by the calculation agent.

HYPOTHETICAL RETURNS ON YOUR NOTES

The relevant pricing supplement may include examples showing hypothetical amounts that could be payable on your notes at maturity or on the Call Date, if applicable, based on a range of hypothetical values of the Portfolio and on various key assumptions shown in the relevant pricing supplement.

Any example showing hypothetical amounts will be provided for purposes of illustration only.  It should not be viewed as an indication or prediction of future investment results.  Rather, it is intended merely to illustrate the impact that various hypothetical values of the Portfolio on the valuation date could have on the amount payable on the notes, as calculated in the manner described in this product prospectus supplement and the relevant pricing supplement and assuming all other variables remained constant.  The hypothetical amounts listed in the relevant pricing supplement will be entirely hypothetical.  They will be based on values of the Portfolio that may not be achieved on the relevant valuation date or Early Valuation Date, as applicable, and on assumptions that may prove to be erroneous.

As calculated in the relevant pricing supplement, the hypothetical amounts payable on the notes at maturity or on the Call Date, if applicable, may bear little or no relationship to the actual market value of your notes on that date or at any other time, including any time you might wish to sell your notes.  In addition, you should not view these amounts as an indication of the possible financial return on an investment in your notes, since the financial return will be affected by various factors, including taxes, that the hypothetical information does not take into account.  Moreover, whatever the financial return on your notes might be, it may bear little relation to — and may be much less than — the financial return that you might achieve were you to invest in the Index or the Portfolio directly.

We describe various risk factors that may affect the market value of your notes, and the unpredictable nature of that market value, under “Risk Factors” above.

We cannot predict the value of the Portfolio or, therefore, the amount payable on your notes.  Moreover, the assumptions we make in connection with any hypothetical information in the relevant pricing supplement may not reflect actual events.  Consequently, that information may give little or no indication of the amount payable on the notes at maturity or upon an Automatic Call, nor should it be viewed as an indication of the financial return on your notes or of how that return might compare to the financial return on an investment directly in the Index or the Portfolio.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus supplement under “Use of Proceeds”.  We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.

In anticipation of the sale of the notes, we or our affiliates expect to enter into hedging transactions involving purchases or sales relating to the Index or its component stocks and/or listed or over-the-counter derivative instruments relating to these securities prior to or on the pricing date.  From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.  In this regard, we or our affiliates may acquire or dispose of long or short positions in listed or over-the-counter options, futures, forwards or other instruments based on the level of the Index or its component stocks.

We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the valuation date.  That step may involve sales or purchases relating to the Index or its component stocks, listed or over-the-counter options or futures or forwards on these securities or listed or over-the-counter options, futures, forwards or other instruments based on the performance of the Index.

The hedging activity discussed above may adversely affect the market value of the notes from time to time.  See “Risk Factors—Hedging Activities May Affect the Value of the Notes” and “—The Business Activities of Royal Bank or Its Affiliates May Create Conflicts of Interest” in this product prospectus supplement for a discussion of these adverse effects.

THE EQUITYCOMPASS EQUITY RISK MANGEMENT STRATEGY

General

The EquityCompass Equity Risk Management Strategy (the “Strategy”) seeks to offer exposure to U.S. large-cap stocks, while reducing the downside risk of such an investment.  The Strategy consists of a set of rules used to construct a theoretical portfolio (the “Portfolio”) of different combinations of (a) cash and/or (b) a long or short position in the S&P 500® Total Return Index (each, a “Portfolio Component,” and together, the “Portfolio Components”).  The Strategy uses a short position in the S&P 500® Total Return Index (the “Index”) to reduce the risk associated with a decline in the Index.

The Strategy allocates the Portfolio among the Portfolio Components by reference to a Recommended Equity Allocation (“REA”) Percentage that is updated on a monthly basis.  The REA Percentage represents the average of:

•
a calculation called the “Directional Earnings Model”, which is based upon the monthly changes in earnings-per-share estimates for the components of the Index, with increases in such estimates resulting in an increased percentage allocation of the Portfolio to a long position in the Index; and

•
a calculation called the “Technical Price Model”, which compares recent levels of the Dow Jones Industrial AverageSM (the “DJIASM”) to (a) its all-time highest level and (b) the lowest level of the DJIASM after that all-time high.

EquityCompass Strategies (the “Sponsor”) first published the Strategy in January 2009.  The Sponsor is a wholly-owned subsidiary and affiliated SEC-registered investment adviser of Stifel Financial Corp., and an affiliate of Stifel, Nicolaus & Company, Incorporated.  The Sponsor calculates the allocation of the Portfolio among cash and/or long and short positions in the Index at or around the close of business, New York time, on each Portfolio Calculation Day (as defined below).  The Sponsor publishes that allocation shortly thereafter on its website www.equitycompass.com.  We have included that website (and the additional websites below) in this product prospectus supplement as inactive textual references only.  Information on those websites is not part of this product prospectus supplement.  We provide no assurance that the Sponsor will continue to publish this information, or with what frequency it will do so.

Composition of the Portfolio

At the close of business on the third day of each month on which (a) trading is conducted on the New York Stock Exchange (including NYSE Arca), the NASDAQ Stock Market and the Chicago Mercantile Exchange and (b) commercial banks are open for general business in New York (together, a “Portfolio Calculation Day”), the Sponsor calculates the composition of the Portfolio based on the Recommendation Equity Allocation (“REA Percentage”). The REA Percentage is a recommendation regarding exposure to the equity markets for the current month and is represented as a percentage between 10% and 100%, expressed in increments of 5% (e.g., 10%, 15%, 20%, 25%, etc.).  The REA Percentage will correspond to a specific allocation of the Portfolio among the Portfolio Components.

The Portfolio Component allocation corresponding to each REA Percentage is set forth in the table below:

Equity Risk Management Portfolio Allocation
	Allocation of Portfolio Among Portfolio Components
Recommended Equity Allocation*	Cash	Long Index	Short Index
100%	0%	100%	0%
95%	5%	95%	0%
90%	10%	90%	0%
85%	15%	85%	0%
80%	20%	80%	0%
75%	25%	75%	0%
70%	30%	70%	0%
65%	35%	65%	0%
60%	40%	60%	0%
55%	45%	55%	0%
50%	100%	0%	0%
45%	45%	0%	55%
40%	40%	0%	60%
35%	35%	0%	65%
30%	30%	0%	70%
25%	25%	0%	75%
20%	20%	0%	80%
15%	15%	0%	85%
10%	10%	0%	90%
* REA Percentage

The Portfolio is deemed to be reallocated according to the REA Percentage at the close of business on the applicable Portfolio Calculation Day.  See “—The Value of the Portfolio” below.

Determination of the REA Percentage

50% of the REA Percentage is derived from the Directional Earnings Model and 50% of the REA Percentage is derived from the Technical Price Model.  Each of these two models will produce a percentage value (each, a “Component Value”).  The average of these Component Values will equal the REA Percentage.  Accordingly, the formula for calculating the REA Percentage is as follows:

REA Percentage =	Directional Earnings Model Component Value	+	Technical Price Model Component Value
Two

For example, if the Directional Earnings Model generates a score of 100% and the Technical Price Model generates a score of 90%, the REA Percentage will be the average of the two: 95%.  Based upon the table in “—Composition of the Portfolio” above, in such a case, the Portfolio would be deemed to be allocated:

•	Cash: 5%

•	Long Position in the Index: 95%

•	Short Position in the Index: 0%

Directional Earnings Model

On each Portfolio Calculation Day, the Directional Earnings Model will generate a score of either 0% or 100% for its Component Value based on the monthly changes in earnings-per-share estimates for the companies comprising the S&P 500® Index (the “Index EPS Estimate”) for the ensuing twelve-month period.  To calculate the Index EPS Estimate on a Portfolio Calculation Day, the Sponsor will follow the procedure set forth below:

1.
Using data provided by the Bloomberg Service (www.bloomberg.com), the Sponsor obtains the name of each component of the S&P 500® Index (each, an “Index Component”) as of the end of the last trading day of the previous calendar month.

2.
Using data provided by FactSet Research Systems Inc. (“FactSet,”www.factset.com), the Sponsor determines, for each Index Component, the market capitalization and the total outstanding number of common shares as of the last trading day of the previous calendar month.  If there is a market disruption event on that trading day, or if the Sponsor otherwise determines that it is appropriate to do so in order to obtain an appropriate result, the Sponsor may use the data provided by FactSet on a trading day immediately preceding the last scheduled trading day of the month on which such conditions did not apply.

3.
From StarMine Corporation (“StarMine”), a Thomson Reuters company (www.starmine.com), the Sponsor obtains the earnings-per-share estimate (the “StarMine EPS Estimate”), in effect as of the last trading day of the previous calendar month, and expressed in U.S. dollars per share, for each Index Component.  If there is a market disruption event on that trading day, or if the Sponsor otherwise determines that it is appropriate to do so in order to obtain an appropriate result, the Sponsor may use the data provided by StarMine on a trading day immediately preceding the last scheduled trading day of the month on which such conditions did not apply.

a.
If any Index Component does not have a StarMine EPS Estimate, that Index Component is removed from the calculation of Index EPS Estimate for that Portfolio Calculation Day.  For example, if three of the Index Components do not have a StarMine EPS Estimate, those three companies are eliminated from the calculation, and for that Portfolio Calculation Day, only 497 Index Components are used to calculate the Index EPS Estimate.

b.
StarMine may not provide the StarMine EPS Estimate for an Index Component for a variety of reasons, including, without limitation, (i) not enough analysts cover the Index Component, (ii) estimates provided by analysts are outdated, (iii) estimates are derived by analysts for the wrong class of outstanding securities and (iv) any reason, whether disclosed or undisclosed, deemed to be material by StarMine.

4.	Using the data described in the preceding three items, the Sponsor calculates the following aggregate data for the S&P 500® Index:

a.
“Total Market Capitalization” is calculated by adding the market capitalization (obtained from FactSet, as described above) of all of the Index Components for which StarMine EPS Estimates were available.

b.
“Total Estimated Earnings” is calculated by adding, for all of the Index Components for which StarMine EPS Estimates were available, the product of (a) the StarMine EPS Estimate of each Index Component multiplied by (b) the corresponding total number of common shares outstanding.

c.	The Estimated Price-to-Earnings Ratio (“Estimated P/E Ratio”) is calculated by dividing Total Market Capitalization by Total Estimated Earnings.

5.
The Index EPS Estimate is calculated by dividing the closing level of the S&P 500® Index on the last trading day of the previous calendar month by the Estimated P/E Ratio.  If there is a market disruption event on that trading day, or if the calculation agent otherwise determines that it is appropriate to do so in order to obtain an appropriate result, the Sponsor may use the closing level as of a trading day immediately preceding the last scheduled trading day of the month on which such condition did not exist.  (The Sponsor will make any adjustments necessary to reflect any split or other change to the S&P 500® Index.)

Based upon the Index EPS Estimate, the Component Value for the Directional Earnings Model is calculated as follows:

1.
If (a) the Index EPS Estimate for the current Portfolio Calculation Day is greater than the Index EPS Estimate for the immediately preceding Portfolio Calculation Day, and (b) the Index EPS Estimate for the immediately preceding Portfolio Calculation Day is also greater than the Index EPS Estimate for the next preceding Portfolio Calculation Day (that is, there are two or more consecutive increases in the Index EPS Estimate), then the Component Value generated by the Directional Earnings Model for that Portfolio Calculation Day will be equal to 100%.

2.
If (a) the Index EPS Estimate for the current Portfolio Calculation Day is less than the Index EPS Estimate for the immediately preceding Portfolio Calculation Day, and (b) the Index EPS Estimate for the immediately preceding Portfolio Calculation Day is also less than the EPS Estimate for the next preceding Portfolio Calculation Day (that is, there are two or more consecutive decreases in the Index EPS Estimate), then the Component Value generated by the Directional Earnings Model for that Portfolio Calculation Day will be equal to 0%.

3.
If neither condition in items (1) and (2) above is met (that is, there have been neither two consecutive increases, nor two consecutive deceases, in the Index EPS Estimate), then the Directional Earnings Model Component Value for the current Portfolio Calculation Day will be equal to the Directional Earnings Model Component Value for the immediately preceding Portfolio Calculation Day.

Technical Price Model

The Sponsor determines the Technical Price Model on each Portfolio Calculation Day based on data as of the last trading day of the previous calendar month.  The Technical Price Model generates a score ranging from 20% to 100% for its Component Value based on (a) the relative position of the current level of the DJIASM to its all-time highest level (the “All-Time High”) and (b) the relative position of the current level of the DJIASM to the lowest level of the DJIASM after the All-Time High (a “Recent Low”).  The All-Time High for a Portfolio Calculation Day is equal to the highest closing level of the DJIASM ever reported by its sponsor for the period from the DJIASM’s inception to and including the last trading day of the calendar month immediately preceding the Portfolio Calculation Day.  The Recent Low for a Portfolio Calculation Day is equal to the lowest closing level of the DJIASM for the period from the date that the then-applicable All-Time High was established to and including the last trading day of the previous calendar month.  On any Portfolio Calculation Day, the current DJIASM level that is used for purposes of this calculation is equal to the arithmetic average of the closing levels of the DJIASM on the five trading days up to and including the last trading day of the previous calendar month (the “Current Level”).  Less than five trading days may be used if the Sponsor determines that a market disruption event occurred during any of those five scheduled trading days.

The Component Value generated by the Technical Price Model on any Portfolio Calculation Day is calculated by the Sponsor on each Portfolio Calculation Day by cross-referencing the All-Time High, the Recent Low and the Current Level, using the following procedure:

1.	The Sponsor will quantify the relationship between the Current Level and the All-Time High by allocating the All-Time High to one of five categories of magnitude:

a.	Category 1: The Current Level is equal to the All-Time-High, or less than the All-Time High by no more than 10%;

b.	Category 2: The Current Level is less than the All-Time High by more than 10%, but not more than 20%;

c.	Category 3: The Current Level is less than the All-Time High by more than 20%, but not more than 30%;

d.	Category 4: The Current Level is less than the All-Time High by more than 30%, but not more than 40%; or

e.	Category 5: The Current Level is less than the All-Time High by more than 40%.

2.	The Sponsor will quantify the relationship between the Current Level and the Recent Low by allocating the Recent Low to one of five categories of magnitude:

a.	Category A: The Current Level is equal to the Recent Low, or is greater than the Recent Low by no more than 10%;

b.	Category B: The Current Level is greater than the Recent Low by more than 10%, but not more than 20%;

c.	Category C: The Current Level is greater than the Recent Low by more than 20%, but not more than 30%;

d.	Category D: The Current Level is greater than the Recent Low by more than 30%, but not more than 40%; or

e.	Category E: The Current Level is greater than the Recent Low by more than 40%.

3.
Finally, on the Portfolio Calculation Day, the Sponsor will determine the Component Value generated by the Technical Price Model by cross-referencing each of the categories determined in items (1) and (2) above, using the table set forth below:

			Relationship Between the Current Level and the Recent Low
			Category A	Category B	Category C	Category D	Category E
			Less than or equal to 10%	Greater than 10% but less than or equal to 20%	Greater than 20% but less than or equal to 30%	Greater than 30% but less than or equal to 40%	Greater than 40%
Relationship Between the Current Level and the All-Time High	Category 1	Less than or equal to 10%	100%	100%	100%	70%	100%
	Category 2	Greater than 10% but less than or equal to 20%	20%	50%	30%	80%	100%
	Category 3	Greater than 20% but less than or equal to 30%	20%	20%	100%	100%	90%
	Category 4	Greater than 30% but less than or equal to 40%	100%	100%	100%	20%	100%
	Category 5	Greater than 40%	20%	100%	20%	80%	100%

For example, if, on a Portfolio Calculation Day, the Sponsor determines that the Current Level falls into (a) Category 4 by reference to the All-Time High and (b) Category D by reference to the Recent Low, then, based on the table set forth above, the Component Value generated by the Technical Price Model for that day would be equal to 20%.

Unavailability of Data

If on any Portfolio Calculation Day, the information in this section relating to the DJIASM or that is to be derived from the Bloomberg Service, FactSet or StarMine is unavailable, or if the methodology for calculating the relevant information has been materially changed by such entity, the Sponsor will use such methodology as it deems appropriate under the circumstances in order to calculate the REA Percentage.

THE VALUE OF THE PORTFOLIO

Initial Investment

For each issuance of the notes, the “Initial Investment” will represent a hypothetical initial investment in the Portfolio as of the applicable pricing date, and will equal the product of (a) $1,000 and (b) the Participation Rate.

The Participation Rate reflects a deduction from each $1,000 investment in the notes corresponding to the upfront fees earned by RBC or its affiliates, and selling concessions allowed to other dealers.  The Participation Rate represents the extent to which your notes will participate in the performance of the Portfolio.  The Participation Rate may be less than or equal to 100%.  If the Participation Rate is less than 100%, less than your entire investment in the notes will be deemed to be applied to the Portfolio and your notes will participate in less than the full performance of the Portfolio.  The Participation Rate will be specified in the relevant pricing supplement.

The calculation agent will allocate the Initial Investment among the Portfolio Components based upon the REA Percentage determined as of the most recent Portfolio Calculation Day.  For example, if the Participation Rate is 97.35% and the REA Percentage is 45% on the Portfolio Calculation Day preceding the pricing date, then, based upon the table set forth above under “The EquityCompass Equity Risk Management Strategy—Composition of the Portfolio,” the Initial Investment will equal $973.50 and will be deemed to be allocated as follows:

•	$438.075 in cash (45% of the Initial Investment);

•	$0 representing a long position in the S&P 500® Total Return Index (the “Index”) (0% of the Initial Investment); and

•	$535.425 representing a short position in the Index (55% of the Initial Investment).

In contrast, if the REA Percentage is 55% on the Portfolio Calculation Day preceding the pricing date, then, based upon the table set forth above under “The EquityCompass Equity Risk Management Strategy—Composition of the Portfolio,” the Initial Investment will equal $973.50 and will be deemed to be allocated as follows:

•	$438.075 in cash (45% of the Initial Investment);

•	$535.425 representing a long position in the Index (55% of the Initial Investment); and

•	$0 representing a short position in the Index (0% of the Initial Investment).

Please see the section below, “—Adjustment Amounts” as to the additional deductions that may be made to the value of the Portfolio.

Subsequent Values of the Portfolio

On any trading day, including a Portfolio Calculation Day, valuation date or Early Valuation Date, as applicable, the value of the Portfolio will be the sum of the value of each of the Portfolio Components, as follows:

Cash.  Cash will be deemed to have accrued interest on each calendar day since the preceding Portfolio Calculation Day (or the pricing date, as applicable) at the following annualized rate:  the greater of zero percent (0%) and the applicable daily Federal Funds rate (the “Daily FF Rate”) for each applicable day, minus 0.20% (the “Adjusted FF Rate”).  The Daily FF Rate can currently be found on the Bloomberg Service on page FEDL.  Therefore, on any calendar day, the value of the Portfolio Component that consists of cash will be its dollar value on the preceding calendar day, multiplied by the following fraction:

Long Position in the Index.  On any trading day, the value of the long position in the Index will be determined by multiplying the dollar value deemed allocated to that position on the preceding Portfolio Calculation Day (or the pricing date, as applicable) by the following fraction:

“Current Level” refers to the closing level of the Index on the applicable trading day.

“Starting Level” refers to the closing level of the Index on the preceding Portfolio Calculation Day (or the pricing date, as applicable).

Short Position in the Index.  On any trading day, the value of the short position in the Index will be determined by multiplying the dollar value deemed allocated to that position on the preceding Portfolio Calculation Day (or the pricing date, as applicable) by the following fraction:

Reallocation of the Portfolio on a Portfolio Calculation Day

On each Portfolio Calculation Day, the calculation agent will determine the value of the Portfolio based upon the methodology above.  The Portfolio will be deemed to have been liquidated, yielding an amount equal to that value.  That value will then be deemed to be reinvested at the close of business on that Portfolio Calculation Day in the new Portfolio Components using the REA Percentage determined by the Sponsor on that Portfolio Calculation Day.  This process will be repeated on each Portfolio Calculation Day between the pricing date and the valuation date of the notes.

If the calculation agent determines that a market disruption event occurs on a Portfolio Calculation Day, the valuation and reallocation of the Portfolio will take place on the first trading day thereafter on which there is no market disruption event.  In no event will the Portfolio Calculation Day be postponed by more than five business days.  If on the fifth business day after the scheduled Portfolio Calculation Day, a market disruption event is still occurring, the calculation agent will determine the value of the Portfolio and effect the reallocation based upon its own good-faith determination of the level of the Index as of that date.  See “Description of the Notes—Market Disruption Events”.

Adjustment Amounts

The Adjustment Amount relating to the notes is designed to correspond to one of the principal costs of our related market hedge with respect to our obligations under the notes.  The applicable Adjustment Rate will be specified in the relevant pricing supplement.

An Adjustment Amount may be calculated on (a) the pricing date, (b) each Portfolio Calculation Day and (c) the valuation date or the Early Valuation Date (as applicable).  You should carefully review the provisions of this section in order to understand the calculation of the Adjustment Amount and its impact upon your returns on the notes.

Pricing Date.  If the Portfolio is initially allocated solely to cash, there will be no Adjustment Amount on the pricing date.  However, if any portion of the Portfolio is allocated to a long position or a short position in the Index, the Adjustment Amount will be equal to (a) the amount allocated to the short or long position in the Index multiplied by (b) the Adjustment Rate.  The Adjustment Amount will be deducted pro rata from the components of the Portfolio on the first Portfolio Calculation Day after the pricing date (or, if applicable, the Early Valuation Date).

For example, if (a) $535.425 (55%) of the Portfolio is allocated to a short position in the Index, as described in the first example above under the caption “—Initial Investment”, and (b) the hypothetical Adjustment Rate is 0.15%, then the Adjustment Amount will be calculated by multiplying $535.425 by 0.15%, or $0.80.  The Adjustment Amount of $0.80 would be deducted pro rata from the components of the Portfolio: 45% ($0.36) from cash and 55% ($0.44) from the short position in the Index, based on the allocation of the Portfolio in that example.  This deduction will be made from the Portfolio Components on the first Portfolio Calculation Day after the pricing date (or, if applicable, the Early Valuation Date) prior to any reallocation of the Portfolio on that date.

The section below, “—Examples of Reallocation of the Portfolio and the Impact of Adjustment Events” illustrates the deduction of the Adjustment Amount determined on the pricing date on the first Portfolio Calculation Day.

Portfolio Calculation Day.  If on any Portfolio Calculation Day, the REA Percentage is different from the REA Percentage as of the preceding Portfolio Calculation Day (or the pricing date, as applicable), one or more of the following events (any such event, an “Adjustment Event”) will occur:

•	the value of a long position in the Index (in dollar terms) will increase, decrease or be eliminated;

•	the value of a short position in the Index (in dollar terms) will increase, decrease or be eliminated;

•	a long position in the Index in the Portfolio will be closed out and a short position in the Index will be established; or

•	a short position in the Index in the Portfolio will be closed out and a long position in the Index will be established;

Upon the occurrence of an Adjustment Event on a Portfolio Calculation Day, the value of the Portfolio will be reduced on the following Portfolio Calculation Day, or the valuation date or the Early Valuation Date, as applicable, by the Adjustment Amount.  In this case, the Adjustment Amount will be equal to (a) the sum of (i) the absolute value of the difference between the long position in the Index in effect immediately prior to the reallocation of the Portfolio and the value of the long position in the Index in effect immediately after the reallocation of the Portfolio, plus (ii) the absolute value of the difference between the short position in the Index in effect immediately prior to the reallocation of the Portfolio and the value of the short position in the Index immediately after the reallocation of the Portfolio, multiplied by (b) the Adjustment Rate.

If the Portfolio reallocation process results in a change from a long position in the Index to a short position in the Index (or from a short position in the Index to a long position in the Index, as applicable), then the Adjustment Amount will reflect both (a) the reduction of the long position in the Index to zero and (b) the increase from zero of the short position in the Index (or (a) the reduction of the short position in the Index to zero and (b) the increase from zero of the long position in the Index, as applicable).  This type of calculation is illustrated in the third example in the section below “—Examples of Reallocation of the Portfolio and the Impact of Adjustment Events”.

If, after an Adjustment Event on a Portfolio Calculation Day, there is no reallocation of the Portfolio on the following Portfolio Calculation Day, the Adjustment Amount will be deducted from the Portfolio Components on that following Portfolio Calculation Day on a pro rata basis.

If an Adjustment Event occurs on the final Portfolio Calculation Day, the reduction in the value of the Portfolio by the applicable Adjustment Amount will be deducted from the value of the Portfolio on the valuation date (or the Early Valuation Date, as applicable).

To help you understand the calculation of the Adjustment Amount in the event of an Adjustment Event, please carefully review the section below, “—Examples of Reallocation of the Portfolio and the Impact of Adjustment Events”.

Valuation Date or Early Valuation Date.  On the valuation date or the Early Valuation Date, as applicable, the value of the Portfolio may be subject to reduction by a final Adjustment Amount.  If the Portfolio is allocated solely to cash as of such date, there will be no final Adjustment Amount determined on that date.  However, if any portion of the Portfolio is allocated to a long position or a short position in the Index, the Adjustment Amount will be equal to (a) the amount allocated to the short or long position in the Index multiplied by (b) the Adjustment Rate.  The Adjustment Amount will be deducted from the value of the Portfolio as of that date to reach the Final Value.

For example, if (a) $1,200 of the Portfolio is allocated to a short position in the Index as of the valuation date, and (b) the hypothetical Adjustment Rate is 0.15%, then the Adjustment Amount will be calculated by multiplying $1,200 by 0.15%, or $1.80.  If the value of the cash in the Portfolio as of that date is $500, such that the total value is $1,700, the reduction of the $1.80 Adjustment Amount will result in a Final Value of $1,698.20.

Please note that, as discussed in the subsection above, “—Portfolio Calculation Day”, the value of the Portfolio on the valuation date or the Early Valuation Date may also be reduced due to an Adjustment Event on the immediately preceding Portfolio Calculation Day.  If two Adjustment Amounts are due to be applied to the Portfolio on the valuation date or the Early Valuation Date, then:

•	the value of the Portfolio will first be reduced as described above under “—Portfolio Calculation Day” and

•	the value of the Portfolio will then be reduced as described in this subsection.

Examples of Reallocation of the Portfolio and the Impact of Adjustment Events

The following three examples demonstrate a hypothetical reallocation of the Portfolio on the first Portfolio Calculation Day during the term of the notes, including the impact of the Adjustment Amount determined on the pricing date and the impact of a hypothetical Adjustment Event.  These examples are included for illustration purposes only.  The hypothetical values and levels of the Portfolio, its components and REA Percentages set forth below are not estimates or forecasts of their values or levels on any Portfolio Calculation Day or the valuation date.  Each example is based on an Initial Investment of $973.50 (which is equal to the product of (a) $1,000 and (b) a hypothetical Participation Rate of 97.35%), and a hypothetical Adjustment Rate of 0.15%.

Example 1 — On the first Portfolio Calculation Day, the REA Percentage has changed and the value of the long position in the Index has increased:

Portfolio before the reallocation:

REA Percentage on the pricing date = 80%

Cash = 20% of the Initial Investment or $194.70

Long position in the Index = 80% of the Initial Investment or $778.80

Short position in the Index = 0% of the Initial Investment or $0

As of the first Portfolio Calculation Day, the cash position has accrued interest of $2 so as to total $196.70, and the long position has appreciated by $8 so as to total $786.80; accordingly, the value of the Portfolio = $196.70 + $786.80 + $0 = $983.50.

Deduction of the Adjustment Amount determined on the pricing date:

Because $778.80 was initially allocated to a long position in the Index, an Adjustment Amount equal to the product of $778.80 and the hypothetical Adjustment Rate of 0.15% ($1.17) must be applied to the Portfolio.  80% of this Adjustment Amount ($0.94) would be applied to the long position in the Index, and 20% of this Adjustment Amount ($0.23) would be applied to the cash portion.

The value of the Portfolio prior to reallocation = $196.47 + $785.86 = $982.33

Portfolio after the reallocation:

REA Percentage for the first Portfolio Calculation Day = 95%

Cash = 5% of $982.33 or $49.12

Long position in the Index as of the first Portfolio Calculation Day = 95% of $982.33 or $933.21

Short position in the Index as of the first Portfolio Calculation Day = 0% of $982.33 or $0

Reallocation adjustment:

Change in the absolute value of the long position in the Index = $933.21 - $786.80 = $146.41

Change in the absolute value of the short position in the Index = $0

Adjustment Amount = ($146.41 + $0) × 0.15% = $0.2196 (rounded to four decimals)

On the following Portfolio Calculation Day (the second Portfolio Calculation Day during the term of the notes), after the determination of the new REA Percentage, the dollar value of the Portfolio will be reduced by the Adjustment Amount of $0.2196, and the remaining value of the Portfolio will be reallocated on that day according to the new REA Percentage.

Example 2 — On the first Portfolio Calculation Day, the REA Percentage has changed and the value of the short position in the Index has increased:

Portfolio before the reallocation

REA Percentage on the pricing date = 30%

Cash = 30% of the Initial Investment or $292.05

Long position in the Index = 0% of the Initial Investment or $0

Short position in the Index = 70% of the Initial Investment or $681.45

As of the first Portfolio Calculation Day, the cash position has accrued interest of $1.75 so as to total $293.80, and the short position has appreciated by $6 so as to total $687.45; accordingly, the value of the Portfolio = $293.80 + $0 + $687.45 = $981.25.

Deduction of the Adjustment Amount determined on the pricing date:

Because $681.45 was initially allocated to a short position in the Index, an Adjustment Amount equal to the product of $681.45 and the hypothetical Adjustment Rate of 0.15% ($1.02) must be applied to the Portfolio.  70% of this Adjustment Amount ($0.71) would be applied to the short position in the Index, and 30% of this Adjustment Amount ($0.31) would be applied to the cash portion.

The value of the Portfolio Prior to Reallocation = $293.49 + $686.74 = $980.23

Portfolio after the reallocation:

REA Percentage for the first Portfolio Calculation Day = 15%

Cash = 15% of $980.23 or $147.0345

Long position in the Index as of the first Portfolio Calculation Day = 0% of $980.23 or $0

Short position in the Index as of the first Portfolio Calculation Day = 85% of $980.23 or $833.20

Reallocation adjustment:

Change in the absolute value of the long position in the Index = $0

Change in the absolute value of the short position in the Index = $833.20 - $687.45 = $145.75

Adjustment amount = ($145.75 + $0) × 0.15% = $0.2186 (rounded to four decimals)

On the following Portfolio Calculation Day (the second Portfolio Calculation Day during the term of the notes), after the determination of the new REA Percentage, the dollar value of the Portfolio will be reduced by the Adjustment Amount of $0.2186, and the remaining value of the Portfolio will be reallocated on that day according to the new REA Percentage.

Example 3 — On the first Portfolio Calculation Day, the REA Percentage has changed and the long position in the Index has been eliminated and replaced with a short position in the Index:

Portfolio before the reallocation:

REA Percentage on the pricing date = 100%

Cash = 0% or the Initial Investment or $0

Long position in the Index = 100% of the Initial Investment or $973.50

Short position in the Index = 0% of the Initial Investment or $0

As of the first Portfolio Calculation Day, the long position has appreciated by $5 so as to total $978.50; accordingly, the value of the Portfolio = $0 + $978.50 + $0 = $978.50.

Deduction of the Adjustment Amount determined on the pricing date:

Because $973.50 was initially allocated to a long position in the Index, an Adjustment Amount equal to the product of $973.50 and the hypothetical Adjustment Rate of 0.15% ($1.46) must be applied to the Portfolio.  100% of this Adjustment Amount ($1.46) would be applied to the long position in the Index, and 0% of this Adjustment Amount ($0.00) would be applied to the cash portion.

The value of the Portfolio Prior to Reallocation = $0 + $977.04 = $977.04

Portfolio after the reallocation:

REA Percentage for the first Portfolio Calculation Day = 20%

Cash = 20% of $977.04 or $195.41

Long position in the Index as of the first Portfolio Calculation Day = 0% of $977.04 or $0

Short position in the Index as of the first Portfolio Calculation Day = 80% of $977.04 or $781.63

Reallocation adjustment:

Change in the absolute value of the long position in the Index = $977.04 - $0 = $977.04

Change in the absolute value of the short position in the Index = $781.63 - $0 = $781.63

Adjustment Amount = ($977.04 + $781.63) × 0.15% = $2.6380 (rounded to four decimals)

On the following Portfolio Calculation Day (the second Portfolio Calculation Day during the term of the notes), after the determination of the new REA Percentage, the dollar value of the Portfolio will be reduced by the Adjustment Amount of $2.6380, and the remaining value of the Portfolio will be reallocated on that day according to the new REA Percentage.

Historic Levels of the Index and the Portfolio

The relevant pricing supplement will set forth historic levels of the Index and the Portfolio, including the relevant REA Percentage as to each period.  Please note that the historic performance of the Index and the Portfolio is not an indication of its future performance, or the performance of the notes.

THE S&P 500® TOTAL RETURN INDEX

We have obtained all information regarding the Index contained in this product prospectus supplement, including its make up, method of calculation, and changes in its components, from publicly available information.  That information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC.  S&P Dow Jones Indices LLC has no obligation to continue to publish, and may discontinue publication of, the Index.

General

The S&P 500® Total Return Index is published by S&P Dow Jones Indices LLC. The S&P 500® Total Return Index is the total return version of the S&P 500® Index and is calculated in the same manner as the S&P 500® Index as described below; however, while the S&P 500® Index reflects changes in the prices of its underlying stocks, the S&P 500® Total Return Index reflects changes in both movements in stock prices and the reinvestment of the dividend income from its underlying stocks.

In calculating the S&P 500® Total Return Index, ordinary cash dividends are applied on the ex-dividend date.  “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing corporation.  These may be described by the corporation as “special,” “extra,” “year-end,” or “return of capital.”  Whether a dividend is funded from operating earnings or from other sources of cash does not affect the determination of whether it is ordinary or special.  “Special dividends” are treated as corporate actions with offsetting price and divisor adjustments; the total return index series reflect both ordinary and special dividends.  The S&P 500® Total Return Index represents the total return earned in a portfolio that tracks the underlying price index and reinvests dividend income in the S&P 500® Index, not in the specific stock paying the dividend.  The total return construction differs from the price index and builds the index from the price index and daily total dividend returns.

The S&P 500® Index

The S&P 500® Index is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the U.S. equity market.  The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P uses as an assumed model for the composition of the total market.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company.  S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

Computation of the S&P 500® Index

While S&P Dow Jones Indices LLC currently employs the following methodology to calculate the S&P 500® Index, no assurance can be given that S&P Dow Jones Indices LLC will not modify or change this methodology in a manner that may affect the return on the notes.

Historically, the market value of any component stock of the S&P 500® Index was calculated as the product of the market price per share and the number of the then outstanding shares of such component stock.  In March 2005, S&P began shifting the S&P 500® Index half way from a market capitalization weighted formula to a float-adjusted formula, before moving the S&P 500® Index to full float adjustment on September 16, 2005.  S&P’s criteria for selecting stocks for the S&P 500® Index did not change by the shift to float adjustment.  However, the adjustment affects each company’s weight in the S&P 500® Index.

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the S&P 500® Index.  Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings.  However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.  If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding.  As of September 21, 2012, available float shares are defined as the total shares outstanding less shares held by control holders.  This calculation is subject to a 5% minimum threshold for control blocks.  For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, the index sponsor would assign that company an IWF of 1.00, as no control group meets the 5% threshold.  However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, the index sponsor would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.  For companies with multiple classes of stock, the index sponsor calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943.  An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.  The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed value of 10.  This is often indicated by the notation 1941-43 = 10.  In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the component stocks by the “index divisor.”  By itself, the index divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500® Index, it serves as a link to the original base period level of the S&P 500® Index.  The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index, which is index maintenance.

S&P 500® Index Maintenance

S&P 500® Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs.  Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index, and do not require index divisor adjustments.

To prevent the level of the S&P 500® Index from changing due to corporate actions, corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment.  By adjusting the index divisor for the change in market value, the level of the S&P 500® Index remains constant and does not reflect the corporate actions of individual companies in the S&P 500® Index.  Index divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company’s acquisition of another company in the SPX are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than 5.00% caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible.  Other changes in IWFs will be made annually, in September, when IWFs are reviewed.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by us.  The Index is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us.

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general market performance.  S&P Dow Jones Indices’ only relationship to us with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the notes.  S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the Index.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes.  There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index.  It is possible that this trading activity will affect the value of the notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

THE DOW JONES INDUSTRIAL AVERAGESM

We have obtained all information regarding the DJIASM contained in this product prospectus supplement from publicly available information.  That information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC.  S&P Dow Jones Indices LCC has no obligation to continue to publish, and may discontinue publication of, the DJIASM.  DJIASM is a trademark of Dow Jones.

The DJIASM is widely used as an indicator of the pattern of the price movement of U.S. equities.  The calculation of the level of the DJIASM, discussed below in further detail, is a price-weighted average of the stocks of 30 blue-chip companies that are generally the leaders in their industry.

The composition of the DJIASM is not limited to traditionally defined industrial stocks.  Instead, the companies are chosen from sectors of the economy most representative of the country’s economic health.  The index serves as a measure of the entire U.S. market, covering such diverse industries as financial services, technology, retail, entertainment and consumer goods.  The editors of The Wall Street Journal maintain and review the index and from time to time, in their sole discretion, may add companies to, or delete companies from, the DJIASM to achieve the objectives stated above.  Composition changes are rare, however, and generally occur only after events such as corporate acquisitions or other dramatic shifts in a component’s core business.  When such an event causes one component to be replaced, the entire index is reviewed, and therefore, multiple component changes are often implemented simultaneously.  A stock typically is added if it has an excellent reputation, demonstrates sustained growth, is of interest to a large number of investors, and accurately represents the sector(s) covered by the index.

The DJIASM is price-weighted rather than market capitalization-weighted, which means that weightings are based only on changes in the stocks’ prices, rather than by both price changes and changes in the number of shares outstanding.  The divisor used to calculate the price-weighted average of the DJIASM is not simply the number of component stocks; rather, the divisor is adjusted to smooth out the effects of stock splits and other corporate actions.  While this methodology reflects current practice in calculating the DJIASM, no assurance can be given that Dow Jones will not modify or change this methodology in a manner that may affect the amount payable on the notes at maturity.

Neither we nor any of our affiliates, including the Underwriter, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the DJIASM or any successor to the DJIASM.

SUPPLEMENTAL DISCUSSION OF CANADIAN TAX CONSEQUENCES

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences - Canadian Taxation” in the accompanying prospectus.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general description of the material U.S. tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this product prospectus supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following disclosure — including the opinion of Morrison & Foerster LLP — has been prepared without regard to any particular note that you may purchase in the future and, therefore, is provided solely as a matter of general information.  You should not rely upon the following disclosure (including the opinion of Morrison & Foerster LLP), or the disclosure under “Tax Consequences—United States Taxation” in the prospectus or “Certain Income Tax Consequences—United States Taxation” in the prospectus supplement, with regard to an investment in any particular note because this disclosure (including the opinion of Morrison & Foerster LLP) does not take into account the terms of any particular note or the tax consequences of investing in or holding any particular note unless the pricing supplement applicable to your notes expressly indicates that you may rely on the following disclosure and expressly states that you may rely on the opinion of Morrison & Foerster LLP.  Any note that you purchase may have terms that would result in a tax treatment that is significantly different from the treatment described below.  For example, the discussion below assumes that an investor in the notes will be subject to a significant risk that it will lose a significant amount of its investment in the notes. If an investor in the notes is not subject to a significant risk that it will lose a significant amount of its investment in the notes, the tax treatment of that note may differ substantially from that described in the discussion below.  There may be other features or terms of your notes that will cause this tax section to be inapplicable to your notes.

Consequently, any tax disclosure relevant to any note you may purchase will be set forth only in the pricing supplement relating to your note, and, unless the pricing supplement indicates otherwise, you should not rely on the tax disclosure below or in the prospectus supplement or prospectus in deciding whether to invest in any note.  Moreover, in all cases, you should consult with your own tax advisor concerning the consequences of investing in and holding any particular note you propose to purchase.

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement. It applies only to those initial holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether the issuer of any of the component stocks underlying the Index would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If the issuer of one or more such stocks were so treated, certain adverse U.S. federal income tax consequences could possibly apply.  You should refer to any available information filed with the SEC and other authorities by the issuers of the component stocks included in each Index and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a note with terms described in this product prospectus supplement as a pre-paid cash-settled derivative contract in respect of the Portfolio for U.S. federal income tax purposes, and the terms of the notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the notes for all tax purposes in accordance with such characterization.  If the notes are so treated a U.S. holder should generally recognize capital gain or loss upon the sale or maturity of the notes (including the settlement of an Automatic Call) in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the notes.  In general, a U.S. holder’s tax basis in the notes will be equal to the price the holder paid for the notes.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.  The holding period for notes of a U.S. holder who acquires the notes upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the notes.  If the notes are held by the same U.S. holder until maturity, that holder’s holding period will generally include the maturity date.  It is possible that the Internal Revenue Service could assert that a U.S. holder’s holding period in respect of the notes should end on the date on which the amount the holder is entitled to receive upon the maturity of the notes is determined, even though the holder will not receive any amounts from us in respect of the notes prior to the maturity of the notes. In such case, if that date is not in excess of one year from the issue date, a U.S. holder may be treated as having a holding period in respect of the notes that is one year or less even if the holder receives cash upon maturity of the notes at a time that is more than one year after the beginning of its holding period.

Alternative Treatments.  Alternative tax treatments of the notes are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it is possible to treat the notes, and the Internal Revenue Service might assert that the notes should be treated, as a single debt instrument.  If the notes have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments.  If the notes are so treated, a holder would generally be required to accrue interest currently over the term of the notes even though that holder will not receive any payments from us prior to maturity.  In addition, any gain a holder might recognize upon the sale or maturity of the notes would generally be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the notes, and thereafter, would be capital loss.  If the notes are treated as a single debt instrument that has a term of no more than one year, the notes would be treated as a single contingent short-term debt instrument, which would also result in tax consequences that are different from those described above.

Because the Index and the Portfolio periodically reallocate, it is possible that the notes could be treated as a series of derivative contracts, each of which matures on the next reallocation date.  If the notes were properly characterized in such a manner, a holder would be treated as disposing of the notes on each reallocation date in return for new derivative contracts that mature on the next reallocation date, and a holder would accordingly likely recognize capital gain or loss on each reallocation date equal to the difference between the holder’s basis in the notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the notes on such date.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the Internal Revenue Service could seek to characterize the notes in a manner that results in other tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale or maturity of the notes should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the notes.  According to the notice, the Internal Revenue Service and the U.S. Treasury Department are actively considering whether the holder of an instrument similar to the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code, which generally operate to recharacterize certain long-term capital gains as ordinary income and impose an interest charge, might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  Unless stated otherwise in the relevant pricing supplement, we intend to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in this product prospectus supplement unless and until such time as the U.S. Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting.  Payments made with respect to the notes and proceeds from the sale or maturity of the notes may be subject to a backup withholding tax unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld generally will be refunded by the Internal Revenue Service or allowed as a credit against the holder's U.S. federal income tax liability, provided the holder makes a timely filing of an appropriate tax return or refund claim to the Internal Revenue Service.

Reports will be made to the Internal Revenue Service and to holders that are not excepted from the reporting requirements.

Non-U.S. Holders.  The notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the Underwriter will not make offers of the notes to any such investor. Notwithstanding this intended restriction on purchases, the following discussion applies to non-U.S. holders of the notes. A non-U.S. holder is a beneficial owner of a note that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

Except as discussed below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the notes, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the notes.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments. Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under proposed U.S. Treasury Department regulations, certain payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends, with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instruments, including the notes, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments or deemed payments made on the notes on or after January 1, 2016 that are treated as dividend equivalents.  However, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the notes should be subject to withholding tax. We will not be required to pay any additional amounts in respect of such withholding. Prospective investors should consult their own tax advisors in this regard.

Foreign Account Tax Compliance Act.  The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA.  In addition, the notes may constitute a “financial account” for these purposes and, thus, be subject to information reporting requirements pursuant to FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.  Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

These withholding and reporting requirements generally apply to U.S. source periodic payments and, after December 31, 2016, to payments of gross proceeds from a sale or at maturity. If we determine withholding is appropriate with respect to the notes, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding.  Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”) imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) and on those persons who are fiduciaries with respect to ERISA Plans. Each fiduciary of an ERISA Plan should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the covered bonds. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

In addition, Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain transactions involving the assets of an ERISA Plan, as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Internal Revenue Code, such as individual retirement accounts, including entities whose underlying assets include the assets of such plans (together with ERISA Plans, “Plans”) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction.  Governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction”.

Royal Bank and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank (or its affiliate) providing services to such plans.  Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a Plan, and with respect to which Royal Bank or any of its affiliates is a “party in interest” or a “disqualified person”, unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager”, for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(b)(17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and any such plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or any exercise related thereto or as a result of any exercise by Royal Bank or any of its affiliates of any rights in connection with the notes, and no advice provided by Royal Bank or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

With respect to each note to be issued, Royal Bank will agree to sell to RBC Capital Markets, LLC (the “Underwriter”), and the Underwriter will agree to purchase from Royal Bank, the principal amount of the note specified, at the price specified under “Proceeds to Royal Bank”, in the relevant pricing supplement.  The Underwriter intends to resell each note it purchases at the original issue price specified in the relevant pricing supplement.  In the future, the Underwriter and its affiliates may repurchase and resell the notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.  For more information about the plan of distribution, the distribution agreement and possible market-making activities, see “Supplemental Plan of Distribution” in the accompanying prospectus supplement.

To the extent the Underwriter resells notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an “underwriter” of the notes as such term is defined in the Securities Act of 1933, as amended.

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this product prospectus supplement or the accompanying prospectus or prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or RBC Capital Markets, LLC.  This product prospectus supplement, the accompanying prospectus and prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this product prospectus supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  The delivery of this product prospectus supplement, the accompanying prospectus and prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

Royal Bank of Canada

Senior Global Medium-Term Notes, Series G

Direct Investment Notes Linked to the EquityCompass Equity Risk Management Strategy

May 5, 2015